Share Purchase Agreement Galen Holdings PLC And Clinical Trial Services (US) Inc And Clinical Trial Services Limited

for the sale and purchase of the whole of the share capital of Galen Incorporated, a subsidiary undertaking of Galen Holdings PLC
8 May 2002

CONTENTS

CLAUSE PAGE

1. INTERPRETATION *

2. SALE AND PURCHASE *

3. CONDITIONS *

4. PERIOD TO COMPLETION *

5. ADJUSTMENT TO NET ASSET VALUE AND PREPARATION OF ACCOUNTS *

6. COMPLETION *

7. FUTURE TRADING AND TRADE ENQUIRIES *

8. WARRANTIES AND INDEMNITIES *

9. PROTECTION OF GOODWILL *

10. CONFIDENTIAL INFORMATION *

11. ANNOUNCEMENTS, ETC. *

12. ASSIGNMENT *

13. COSTS *

14. ENTIRE AGREEMENT *

15. WAIVER, AMENDMENT *

16. FURTHER ASSURANCE *

17. NOTICES *

18. COUNTERPARTS *

19. GOVERNING LAW AND JURISDICTION *

20. INVALIDITY *

21. THIRD PARTY RIGHTS *

22. GENERAL *

SCHEDULE 1 *

Particulars relating to the Companies *

SCHEDULE 2A *

Pro Forma Completion Accounts and Statement *

SCHEDULE 2B *

Accounting Policies and Procedures for the Completion Accounts *

SCHEDULE 3 *

Warranties *

SCHEDULE 4 *

[Intentionally blank] *

SCHEDULE 5 *

Managers *

SCHEDULE 6 *

[Deleted] *

SCHEDULE 7 *

Action Pending Completion *

SCHEDULE 8 *

ICTI Restructuring-Related Benefit Plan Actions *

THIS AGREEMENT is made on 8 May 2002

BETWEEN:

(1) CLINICAL TRIAL SERVICES (US) INC, a Delaware corporation (the "Buyer");

(2) GALEN HOLDINGS PLC (No. NI25836) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland BT63 5UA (the "Seller"); and

(3) CLINICAL TRIAL SERVICES LIMITED whose registered office is at Units 7-9, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland ("CTS UK").

RECITALS

(A) The Seller is the ultimate parent of the Companies (as hereinafter defined) and as ultimate beneficial owner of the Shares (as hereinafter defined) is able to procure the transfer of the Shares.

(B) The Seller has agreed to sell, and the Buyer has agreed to purchase, the legal and beneficial interest in the Shares, being the whole issued share capital of Galen Inc. (as hereinafter defined), together with its wholly owned subsidiaries, ACCI (as hereinafter defined) and CTS Delaware (as hereinafter defined).

  By an agreement dated as of the date hereof, Seller has agreed to sell, and CTS UK has agreed to purchase, the legal and beneficial interest in the entire issued share capital of Gaelta (as hereinafter defined), subject to the terms of such agreement.

  In consideration of the Seller agreeing to sell the Shares to the Buyer, CTS UK has agreed to the variation of certain obligations and liabilities of the Seller and CTS UK in respect of the UK Agreement (as hereinafter defined) as more particularly set out below.

THE PARTIES AGREE AS FOLLOWS:

  INTERPRETATION

    The following words and expressions shall, unless the context otherwise requires, have the following meanings:

    "ACCI" means Applied Clinical Concepts, Inc., a North Carolina corporation;

    "Accounts" means the unaudited financial statements comprising a balance sheet, profit and loss account, cash flow statement and notes thereto prepared in accordance with applicable standards, accounting principles and practices generally accepted in the United Kingdom for each of the Companies for the financial period commencing on the day following the Accounts Date and ending on the Completion Date;

    "Accounts Date" means 30 September 2001;

    "Aggregated Net Asset Value" has the meaning attributed to it clause 5.9 hereof;

    "Agreed Form" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

    "Agreed Net Asset Value" means the sum of L39.9 million sterling;

    "Agreed Rate" means 2 per cent. above the base rate from time to time of National Westminster Bank plc;

    "associated company" has the meaning given to it in sections 416 at seq. TA;

    "Bank Facility Letter" means the letter to be dated 8 May 2002 between, inter alia, CTS UK and Northern Bank Limited;

    "business day" means a day (other than a Saturday or Sunday) when banks are open for business in Belfast;

    "Buyer's Account" means the account in the name of the Buyer, account number and sort code to be provided to the Seller prior to Completion at Northern Bank Limited in Portadown;

    "Buyer's Accountants" means PricewaterhouseCoopers of Waterfront Plaza, 8 Laganbank Road, Belfast BT1 3LR;

    "Buyer's Group" means the Buyer and the subsidiary undertakings and associated companies, all of them and each of them as the context admits which shall, for the avoidance of doubt, include CTS UK;

    "Buyer's Solicitors" means L'Estrange and Brett Solicitors, Arnott House, 12-16 Bridge Street, Belfast BT1 1LS;

    "Cash" means the aggregate amount of cash held by the Group as at the close of business on the Completion Date, as set out in the Statement and calculated in accordance with clause 5 and on the basis of the accounting policies and procedures set out in schedule 2B;

    "Circular" means the explanatory circular to be despatched by the Seller to its shareholders pursuant to the Listing Rules seeking their approval to the transaction contemplated in this agreement;

    "Code" means the U.S. Internal Revenue Code of 1986, as amended;

    "Companies" means Galen Inc., ACCI and CTS Delaware and "Company" means any one of them;

    "Completion" means the completion of the sale and purchase of the Shares in accordance with clause 3;

    "Completion Accounts" means the consolidated balance sheet of the Companies as at the Completion Date and the consolidated profit and loss account of the Companies for the period from the day following the Accounts Date to the close of business on the Completion Date, prepared in accordance with clause 5 in the format as set out in schedule 2A and on the basis of the accounting policies and procedures set out in schedule 2B, and as derived from the Accounts of the Companies for the period ended on the Completion Date;

    "Completion Date" means the date on which Completion occurs;

    "Computer Software Agreement" means the agreement between the Seller and CTS Analytical to be entered into prior to Completion in the Agreed Form relating to certain computer software used by the Companies in the CTS Business;

    "Conditions" means the conditions set out in clause 3.1;

    "connected person" means a person who is connected with another for the purpose of section 839 of the TA;

    "Confidential Information" means, in relation to the obligations of the Seller, all information relating to the CTS Business or the Buyer's Group, or financial or other affairs (including future plans and targets of any Company or the Buyer's Group) which is of a confidential nature and not in the public domain (including but not limited to Know-How) and in relation to the obligations of the Buyer, all information relating to any business of the Seller's Group, or financial or other affairs (including future plans and targets of any member of the Seller's Group) which is of a confidential nature and is not in the public domain;

    "Consideration" has the meaning given to it in clause 2.3 of this agreement;

    "CTS Analytical" means CTS Analytical Limited, formerly named Galen Limited, (No. NI007005) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Co. Armagh, Northern Ireland, BT6 5UA;

    "CTS Delaware" means Clinical Trial Services, Inc., a Delaware corporation;

    "CTS Business" means the clinical trial services business of the Seller's Group including but not limited to the granulation and over-encapsulation of active tablets; the manufacture of placebo tablets and capsules; the construction of placebo and blinded comparator medical devices; verification of the integrity of over-encapsulated products; pack design and packaging; tooling and tool design fabrication; label generation; labelling and compilation; drug accountability and destruction; analytical services including but not limited to dissolution and stability testing and distribution and related logistics services insofar as any or all of the same are carried out solely in connection with such clinical trial services business as carried on by the Seller's Group from its sites in Craigavon, Co. Armagh, Audubon, Pennsylvania and Durham, North Carolina as at the date of this agreement, excluding the ICTI Business;

    "Debt" means the aggregate amount of indebtedness of each of the Companies including indebtedness for borrowed monies and for finance leases, credit facilities, whether from banks or similar institutions (excluding (a) any such indebtedness owing between members of the Group, (b) Intra-Group Payables and (c) debts arising in the ordinary course of business) as at the close of business on the Completion Date, as set out in the Statement and calculated in accordance with clause 5 and on the basis of the accounting policies and procedures set out in schedule 2B;

    "Disclosure Letter" means an Agreed Form letter of today's date together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties in the Agreed Form;

    "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising;

    "Environment" means any and all of the following media namely the air, water and land (including any sub-soil) and any living organisms or systems supported by those media;

    "Environmental Laws" means all treaties, laws (including the common law), rules, regulations, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority which relate to the Environment, the preservation or reclamation of natural resources, or human health and safety or the Environment as affected by exposure to Hazardous Substances which are applicable in each case to the CTS Business and/or the Companies;

    "Environmental Matters" means the Release of Hazardous Substances and the creation of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment and any other matters in relation to the Properties and the business of the Companies which are related to pollution or protection of the Environment;

    "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended;

    "Estimated Cash" means the amount of Cash estimated by the Seller pursuant to clause 2.4;

    "Estimated Debt" means the amount of Debt estimated by the Seller pursuant to clause 2.4;

    "Estimated Intra-Group Indebtedness" means the net total of the Estimated Intra-Group Payables and Estimated Intra-Group Receivables (calculated on the basis that the Intra-Group Payables balances shall be treated as being negative and the Intra-Group Receivables shall be treated as positive) which shall be Estimated Intra-Group Payables of at least twenty million pounds sterling (L20,000,000);

    "Estimated Intra-Group Payables" means the amount of Intra-Group Payables estimated by the Seller pursuant to clause 2.4;

    "Estimated Intra-Group Receivables" means the amount of Intra-Group Receivables estimated by the Seller pursuant to clause 2.4;

    "Estimated Total Net Debt" means the net total of the Estimated Debt and Estimated Cash (calculated on the basis that Debt balances shall be treated as being negative and Cash balances shall be treated as positive);

    "Gaelta" means Gaelta Research and Development Limited (No. NI9788) whose registered office is at Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA;

    "Galen Inc." means Galen Incorporated, a Pennsylvania corporation;

    "Galen Limited" means Galen Limited, with registered number No. NI30077;

    "Governmental Authority" means any federal, provincial, state, local, foreign or international governmental, regulatory or administrative authority, agency, central bank, commission or any court, tribunal, or judicial or arbitrary body and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

    "Group" means the Companies, either together or any one of them as the context so requires;

    "Hazardous Substances" means (a) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law;

    "holding company" has the meaning given to it in Article 4 of The Companies (Northern Ireland) Order 1986 (as amended);

    "ICTI" means Interactive Clinical Technologies Inc., a New Jersey corporation;

    "ICTI Business" means the business conducted by ICTI (or business conducted under the trading name "ICTI" or assets held in connection therewith by any other member of the Seller's Group (including Galen Limited) at the date of this agreement, including but not limited to development and provision of interactive voice response systems in connection with clinical studies together with consultancy services in relation thereto;

    "ICTI Leases" means a lease dated 31 May 2000 between (1) Derno Estates Limited and (2) Galen Limited (now named CTS Analytical) commencing on 10 May 2000 and expiring on 9 May 2005 comprising premises more particularly described therein on the Second Floor, Block C, Sierra House, St. Mary's Walk, Maidenhead, Berkshire and a lease dated 10 December 2001 between (1) Derno Estates Limited and (2) Galen Limited (now named CTS Analytical) for a term commencing on 10 December 2001 and expiring on 9 May 2005 comprising premises more particularly described therein being part of the First Floor (Front), Block B, Sierra House, St. Mary's Walk, Maidenhead, Berkshire;

    "ICTI Restructuring" means (i) the transfer of all outstanding capital stock of ICTI and $5,000 cash by Galen Inc. to CTS Delaware in exchange for shares in CTS Delaware; (ii) the subsequent transfer of ICTI by CTS Delaware to the Seller for cash; (iii) the loan of all or a portion of such cash by CTS Delaware to Galen Inc.; and (iv) all actions that the Seller deems reasonably necessary to effect the US employee benefit changes described in schedule 9;

    "Intellectual Property" means any and all patents, trade marks, rights in designs, trade business or domain names, copyrights, rights in inventions, Know-How, rights in data bases and other intellectual property rights of a similar or corresponding character which may subsist in any part of the world;

    "Intellectual Property Agreement" means the agreement between U.K./U.S. and CTS Analytical to be entered into prior to Completion in the Agreed Form relating to the assignment of Intellectual Property;

    "Intra-Group Payables" means the aggregate of the amounts owing from members of the Group to members of the Seller's Group (excluding amounts owing in respect of intra-group trading activities in the ordinary course of trading as at the close of business on the Completion Date) as set out in the Statement and calculated in accordance with clause 5 on the basis of the accounting policies and procedures set out in schedule 2B;

    "Intra-Group Receivables" means the aggregate of the amounts owing from members of the Seller's Group to members of the Group (excluding amounts owing in respect of intra-group trading activities in the ordinary course of trading as at the close of business on the Completion Date) as set out in the Statement and calculated in accordance with clause 5 on the basis of the accounting policies and procedures set out in schedule 2B;

    "Know-How" means proprietary industrial, technical or commercial information, Confidential Information and techniques in any form (including paper, electronically stored data, magnetic media, files and microfilm) including, without limitation, drawings, data relating to inventions, processes and procedures, formulae, test results, reports, research reports (insofar as the same are in the possession of the Seller's Group), project reports and testing procedures, shop practices, instruction and training manuals, sale statistics, specifications, quotations and pricing policy, lists and particulars of customers and suppliers, marketing methods and procedures, and advertising copy; all relating to the CTS Business;

    "Leases" means the leases specified in clause 16(b) of schedule 3;

    "Listing Rules" means the listing rules of the UK Listing Authority made pursuant to Part VI of the Financial Services and Markets Act 2000;

    "London Stock Exchange" means London Stock Exchange plc;

    "Managers" means those persons listed at schedule 5;

    "Material Adverse Effect" means a material and adverse effect on the business, assets or condition (financial or otherwise) of the CTS Business conducted in the U.S., excluding any adverse effects arising out of or resulting from changes in the general economy or the reaction of employees, suppliers or customers to Seller's entering into of this agreement or Buyer acquiring the Shares;

    "Net Asset Value" means the amount by which the aggregate of the fixed and current assets of the Group as shown in the Completion Accounts prepared in accordance with clause 5 hereof (excluding Cash, Debt, Intra-Group Payables, Intra-Group Receivables) exceeds the aggregate of the liabilities of the Group as shown in the Completion Accounts as at the Completion Date;

    "Open Contracts" means contracts entered into by the Company (or any of them) for the supply of clinical trials services which contracts do not provide for a limit on the liability of such Company in relation to the supply of those services;

    "Permit" means a permit, licence, consent, approval, certificate, qualification, specification, registration and a filing of a notification report or assessment necessary in any relevant jurisdiction for the lawful, proper and efficient operation of the CTS Business, its ownership, possession, occupation or use of an asset as at the date of this agreement or the execution and performance of this agreement (insofar as the same is not treated as Intellectual Property);

    "Properties" means the properties described in the Disclosure Letter in connection with clause 16 of schedule 3 and "Property" shall mean any one of them;

    "Related Persons" means, in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

    "Release" means any spilling, seeping, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing or migrating into the Environment;

    "Registered Intellectual Property" means the registered Intellectual Property owned by the Companies as listed in schedule 2 of the Intellectual Property Agreement;

    "the Reorganisation" means the Seller's Group reorganisation as set out in schedule 6 of the UK Agreement;

    "Reorganisation Documents" means those documents disclosed to the Buyer in relation to the reorganisation of the Seller's Group which took place as at 31 March 2002;

    "Resolution" means the resolution for the purpose of approving the sale of the Shares on the terms of this agreement, set out in a notice convening an extraordinary general meeting of the Seller contained in the Circular;

    "Restricted Services" means the provision of clinical trials services including but not limited to the granulation and over encapsulation of active tablets; the manufacture of placebo tablets and capsules; the construction of placebo and blinded comparator medical devices; verification of the integrity of over-encapsulated products; pack design and packaging; tooling and tool design fabrication, label generation; labelling and compilation; drug accountability and destruction; analytical services including but not limited to dissolution and stability testing and distribution and related logistics services insofar as any and all of the same are carried out solely in connection with such clinical trial services business as carried on by the CTS Business from its sites in Craigavon, Co. Armagh, Audubon, Pennsylvania and Durham, North Carolina;

    "Restricted Territory" means those parts of Europe, North America, South America, Asia, Australia and Africa, to the extent that the CTS Business operates therein at the date hereof;

    "Seller's Account" means the account in the name of the Seller, account number 16413782 at The Bank of Ireland, 43 High Street, Portadown, BT62 1HY, sort code 90-23-54;

    "Seller's Accountants" means PricewaterhouseCoopers of Waterfront Plaza, 8 Laganbank Road, Belfast, BT1 3LR;

    "Seller's Group" means the Seller, its subsidiary undertakings and associated companies (excluding the Companies, Gaelta and CTS Analytical);

    "Seller's Solicitors" means Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA;

    "September Accounts" means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' report and auditors' certificate) of the Seller for the financial period ended on 30 September 2001;

    "Shares" means the whole issued and outstanding share capital of Galen Inc. held directly or indirectly by the Seller;

    "Statement" has the meaning given to it in clause 5.1 of this agreement;

    "subsidiary" has the meaning given to it in Article 4 of The Companies Order 1986 (as amended), provided that for purposes of this agreement, ICTI is not a subsidiary of any of the Companies;

    "TA" means the Income and Corporation Taxes Act 1988;

    "Taxation" or "Tax" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties and any other payment in the nature of tax which the relevant party is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on the transfer of the Shares under the terms of this agreement;

    "Tax Deed" means a deed of indemnity in the Agreed Form;

    "Tax Warranties" means tax warranties given pursuant to clause 8 and paragraph 17 of schedule 3;

    "Total Net Debt" means the net total of the Debt and Cash as determined by the Completion Accounts (calculated on the basis that Debt balances shall be treated as being negative and Cash balances shall be treated as positive);

    "Transaction Documents" has the meaning given to it under clause 14 of this agreement;

    "UK Agreement" means the agreement between CTS UK and the Seller dated as of the date hereof in relation to the acquisition by CTS UK of Gaelta;

    "UK Listing Authority" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

    "UK NAV" means the Net Asset Value of Gaelta and CTS Analytical as defined in the UK Agreement;

    "UK Tax Deed" has the meaning given to the term "Tax Deed" in the UK Agreement;

    "Unregistered Intellectual Property" has the meaning attributed to "Unregistered Business IP" in the Intellectual Property Agreement;

    "U.S." means the United States of America;

    "U.S. Benefit Plan" means an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each other written plan, arrangement, agreement, program or policy relating to stock options, stock purchase, deferred compensation, severance, fringe benefit or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by Galen Inc. (or any of its U.S. subsidiaries) and in which employees of any of the Companies who are principally employed in the U.S. participate; and

    "Warranties" means the warranties given pursuant to clause 8 and schedule 3.

    The words and expressions defined in the schedules hereto shall have the meanings set out therein.

    References to the parties hereto include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

    References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

    References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

    Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

    References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.

    The recitals, the schedules and documents in the Agreed Form are part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

    To the extent that any documents in the Agreed Form or any Transaction Documents refer to any currency which is not pounds sterling, as a basis on which liability should be determined the exchange rate to be used shall be the London Interbank Bid Rate for such currency at noon Greenwich Mean Time;

        on the date on which any claim arose solely for the purpose of determining whether or not the Buyer may affect a claim under the provisions of clauses 8.7 to 8.9 (inclusive) of this agreement; and/or on the date of which any claim was settled for the purposes of agreeing the extent of the Seller's liability hereunder.

    For the purposes of calculating the Net Asset Value and Aggregated Net Asset Value, an exchange rate of US$1.44 = L1.00 shall be applied.

  SALE AND PURCHASE

    Upon the terms and subject to the conditions of this agreement, the Seller shall sell, or procure the sale of the Shares, together with all dividends declared after 31 May 2002, to the Buyer, with effect from Completion free from any Encumbrances and together with all accrued benefits and rights attaching thereto.

    The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares whether under the constitutional documents of the Companies.

    The consideration for the sale and purchase of the Shares shall (subject to adjustment in accordance with clauses 2 and 5 of this agreement) be the net total of L65 million pounds sterling as adjusted by Total Net Debt and Intra-Group Indebtedness ("Consideration").

    One business day prior to the Completion Date, the Seller (without liability) shall provide to the Buyer a written estimate, together with such evidence (if any) as it may have in support, of the Debt, the Cash, the Intra-Group Receivables and the Intra-Group Payables, in each case, as at the close of business on the Completion Date.

    On Completion, the Buyer shall pay to the Seller in cash for value on the Completion Date by wire transfer of immediately available funds to the Seller's Solicitor's client account the net total of:

      L65 million pounds sterling; and

      the amount of Estimated Total Net Debt; and

      the amount of Estimated Intra-Group Indebtedness.

    On Completion if the Estimated Intra-Group Indebtedness is negative the Buyer shall procure for value on the Completion Date the payment by the Group of the Estimated Intra-Group Indebtedness. On Completion if the Estimated Intra-Group Indebtedness is positive the Seller shall procure for value on the Completion Date the payment by the Seller's Group of the Estimated Intra-Group Indebtedness.

    If the net total of the Debt and Cash ("the Aggregate Amount") is less than nil, then to the extent that the same has not been satisfied at Completion by the adjustment at 2.5(b) above, the Seller shall make a payment to the Buyer (such payment being the "Adjustment Payment" for the purposes of this clause) together with interest on the amount to be paid at the Agreed Rate from time to time from Completion until the date of actual payment, of the amount equal to the deficit within five business days of the agreement or determination in accordance with clause 5 of this agreement of the Cash and Debt in the Statement. The Adjustment Payment shall be treated as a reduction in the Consideration and shall be paid by means of telegraphic transfer of immediately available funds to the Buyer's Account.

    If the net total of the Debt and Cash ("the Aggregate Amount") is less than nil, then to the extent that the same has been more than satisfied at Completion by the adjustment at 2.5(b) above , the Buyer shall make a payment to the Seller (such payment being the "Adjustment Payment" for the purposes of this clause) together with interest on the amount to be paid at the Agreed Rate from time to time from Completion until the date of actual payment, of the amount equal to the deficit within five business days of the agreement or determination in accordance with clause 5 of this agreement of the Cash and Debt in the Statement. The Adjustment Payment shall be treated as a reduction in the Consideration and shall be paid by means of telegraphic transfer of immediately available funds to the Buyer's Account.

    If the net total of the Debt and Cash ("the Aggregate Amount") is greater than nil, to the extent that the same has not been satisfied at Completion by the adjustment in 2.5(b) above, the Buyer shall repay the amount of excess Cash to the Seller within five business days of the determination in accordance with clause 5 of this agreement of the Cash and Debt in the Statement, by means of telegraphic transfer of immediately available funds to the Seller's Account and for the avoidance of doubt, the repayment of any Cash amount by the Buyer to the Seller shall be treated as an increase in the Consideration.

    If the net total of the Debt and Cash ("the Aggregate Amount") is greater than nil, to the extent that the same has been more than satisfied at Completion by the adjustment in 2.5(b) above, the Seller shall repay the amount of excess Cash to the Buyer within five business days of the determination in accordance with clause 5 of this agreement of the Cash and Debt in the Statement, by means of telegraphic transfer of immediately available funds to the Seller's Account and for the avoidance of doubt, the repayment of any Cash amount by the Buyer to the Seller shall be treated as an increase in the Consideration.

    In the event that the Intra-Group Payables exceed the Intra-Group Receivables, if and to the extent the net amount of the Intra-Group Payables less the Intra-Group Receivables is greater than the net amount of the Estimated Intra-Group Payables less the Estimated Intra-Group Receivables, the Buyer shall procure the payment by the relevant members of the Group (or will pay itself as agent for the relevant members of the Group) an amount equal to the difference between the two sums by way of telegraphic transfer to the Seller's Account in discharge of the net amounts due to the relevant members of the Seller's Group (together with interest thereon at the Agreed Rate for the period from the Completion Date to the actual payment date) against and only at such time as payment is made by the Seller to the Buyer by way of telegraphic transfer to the Buyer's Account of an amount equal thereto (which latter payment shall take effect as an adjustment to the Consideration paid pursuant to clause 2.3);

    In the event that the Intra-Group Payables exceed the Intra-Group Receivables, if and to the extent the net amount of the Intra-Group Payables less the Intra-Group Receivables is less than the net amount of the Estimated Intra-Group Payables less the Estimated Intra-Group Receivables, the Seller shall procure the payment by the relevant members of the Seller's Group (or will pay itself as agent for the relevant members of the Seller's Group) an amount equal to the difference between the two sums by way of telegraphic transfer to the Buyer's Account in discharge of the net amounts due to the relevant members of the Group (together with interest thereon at the Agreed Rate for the period from the Completion Date to the actual payment date) against and only at such payment is made by the Buyer to the Seller by way of telegraphic transfer to the Seller's Account of an amount equal thereto (which latter payment shall take effect as an adjustment to the Consideration paid pursuant to clause 2.3);

    In the event that the Intra-Group Receivables exceed the Intra-Group Payables, if and to the extent the net amount of the Intra-Group Receivables less the Intra-Group Payables exceed the net amount of the Estimated Intra-Group Receivables less the Estimated Intra-Group Payables, the Seller shall procure the payment by the relevant members of the Seller's Group (or will pay itself as agent for the relevant members of the Seller's Group) an amount equal to the difference between the two sums by way of telegraphic transfer to the Buyer's Account in discharge of the net amounts due to the relevant members of the Group (together with interest thereon at the Agreed Rate for the period from the Completion Date to the actual payment date) against and only at such time as payment by the Buyer to the Seller by way of telegraphic transfer to the Seller's Account of an amount equal thereto (which latter payment shall take effect as an adjustment to the Consideration paid pursuant to clause 2.3);

    In the event that the Intra-Group Receivables exceed the Intra-Group Payables, if and to the extent the net amount of the Intra-Group Receivables less the Intra-Group Payables is less than the net amount of the Estimated Intra-Group Receivables less the Estimated Intra-Group Payables, the Buyer shall procure the payment by the relevant members of the Group (or will pay itself as agent for the relevant members of the Group) an amount equal to the difference between the two sums by way of telegraphic transfer to the Seller's Account in discharge of the net amounts due to the relevant members of the Seller's Group (together with interest thereon at the Agreed Rate for the period from the Completion Date to the actual payment date) against and only at such time as payment is made by the Seller to the Buyer by way of telegraphic transfer to the Buyer's Account of an amount equal thereto (which latter payment shall take effect as an adjustment to the Consideration paid pursuant to clause 2.3).

  CONDITIONS

    Completion is conditional upon the fulfilment of each of the Conditions as follows:

      the Circular (containing a recommendation to vote in favour of the Resolution from the board of the Seller) being duly despatched to the shareholders of the Seller following the signing of this agreement by the parties and the Resolution having been duly passed without amendment;

      the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or having been terminated in respect of the proposed sale of the CTS Business without action on the part of the relevant regulatory authorities to challenge the transaction in a court of competent jurisdiction; and

      Completion (as such term is defined in the UK Agreement) of the UK Agreement having occurred in accordance with its terms.

    The Seller shall not waive Condition 3.1(a) in whole or in part. Neither party may waive Condition 3.1(b) or (c) in whole or in part unless otherwise agreed between the parties in writing.

    The Seller undertakes to use all reasonable endeavours to procure the fulfilment of the Conditions set out in clauses 3.1 and the Buyer undertakes to use all reasonable endeavours to procure the fulfilment of the Condition set out in clauses 3.1(b) and (c) by 31 May 2002 (or such later date as shall be agreed in writing between the parties).

    If the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have not been fulfilled on or before 30 June 2002 (or such later date as shall be agreed in writing between the parties) this agreement shall terminate with effect from that date.

    If this agreement terminates in accordance with clause 3.4 then the obligations of the parties shall automatically terminate and shall be of no further force and effect except for the provisions of clauses 10-15 (inclusive) and 19-22 (inclusive) hereof which shall remain in full force and effect and there shall be no liability on the part of any of the parties hereto.

    The Seller and the Buyer shall keep the other advised of the progress towards the satisfaction of their obligations under clause 3.

    In the event that the Buyer, for whatever reason, shall not become obliged to complete this agreement, CTS UK hereby confirms and agrees with the Seller that notwithstanding the provisions at clause 3.1 of the UK Agreement, the Seller shall be entitled without any liability to CTS UK not to complete the UK Agreement and the Seller, Buyer and CTS UK hereby agree that they shall or shall procure that the UK Agreement shall be treated as terminated in accordance with clause 3.4 of the UK Agreement.

  PERIOD TO COMPLETION

    Save for the effecting of the ICTI Restructuring or the Reorganisation or any transactions to be effected by the Reorganisation Documents, the Seller undertakes with the Buyer to use all reasonable endeavours to procure that each Company shall operate its business and activities in their ordinary course between today's date and the Completion Date (and in particular shall comply with the undertakings set out in schedule 7 of this agreement), except as otherwise contemplated by the Intellectual Property Agreement.

    Pending Completion the Buyer and any person authorised by it as its agent shall be given reasonable access to the Properties and to all the books and records of each Company and the directors and employees of each Company shall be instructed to give all such information and explanations as the Buyer or any such person may reasonably request provided that such information relates directly to the proposed transactions to be effected under the terms of this agreement. Any such inspection or investigation shall be conducted at reasonable times, on prior notice, and under such circumstances as the Seller may reasonably impose.

  ADJUSTMENT TO NET ASSET VALUE AND PREPARATION OF ACCOUNTS

    The Buyer and the Seller shall procure that, promptly after Completion, the Accounts, the Completion Accounts together with the statement (the "Statement") of the Net Asset Value, the Debt, the Cash, the Intra-Group Payables, the Intra-Group Receivables as at Completion, are prepared in accordance with the provisions of this clause 5 and, in respect of the Completion Accounts and the Statement, in the form set out in schedule 2A hereto. The Accounts, Completion Accounts and the Statement shall be prepared in the form set out in and on the basis of the accounting policies and procedures set out in this clause 5 and in schedule 2. The Buyer shall use its reasonable endeavours to secure compliance with clause 5 and schedule 2 by the Buyer's Accountants and the Seller shall use its reasonable endeavours to secure compliance with this clause 5 and schedule 2 by the Seller's Accountants.

    The parties hereto shall jointly arrange for the Accounts, the Completion Accounts and the Statement to be prepared by the Buyer's Accountants in conjunction with the Companies and the Seller's Accountants in order that such draft Accounts, Completion Accounts and Statement shall be delivered to the Seller within 90 days of Completion. The cost of preparation of the Accounts, the Completion Accounts and the Statement shall be borne equally by the Seller and the Buyer.

    The Seller shall notify the Buyer in writing within 30 days of receipt of the Completion Accounts and the Statement whether or not it accepts them for the purposes of this agreement.

    If the Seller notifies the Buyer that it does not accept such draft Completion Accounts and Statement:

    the Seller and the Seller's Accountants shall, at the same time, set out in a notice in writing their reasons for such non-acceptance and specify the adjustments which, in their opinion, should be made to the draft Completion Accounts and the Statement in order to comply with the requirements of this agreement (and in particular clause 5 and schedule 2 hereof) and deliver a copy of such notice to the Seller; and

    the parties shall use all reasonable endeavours to meet and discuss the objections of the Seller and to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and the Statement and will provide each other with such information and explanations and access to working papers as may be reasonably and properly required by the other for this purpose.

    If the Seller is satisfied with the draft Completion Accounts and Statement (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if the Seller fails to notify the Buyer of its non-acceptance of the draft Completion Accounts and Statement within the 30 business day period referred to in clause 5.3 (or such time period as has been agreed between the parties), then the draft Completion Accounts and Statement (incorporating any agreed adjustments) shall constitute the Completion Accounts and the Statement respectively for the purposes of this agreement.

    If the Buyer and the Seller do not reach agreement within 10 business days of the Seller's notice of non-acceptance pursuant to clause 5.4 then the matters in dispute and in respect of which details have been provided by the Seller to the Buyer at the time that it notified the Buyer that it does not accept the draft Completion Accounts in accordance with clause 5.4(a) shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Buyer or, failing agreement, to be selected, on the application of either the Seller or the Buyer, by the President for the time being of the Ulster Branch of the Institute of Chartered Accountants in Ireland or his duly appointed deputy. The following provisions shall apply to such determination:

    the Buyer and/or the Buyer's Accountants and the Seller and/or the Seller's Accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

    in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Accounts and Statement in respect of the matters in dispute in order to comply with the requirements of this agreement (and in particular clause 5 and schedule 2 hereof) and shall give its reasons therefor and shall make such determination as soon as reasonably practicable after its appointment and in any event by not later than 30 days after its appointment;

    any such firm shall act as an expert (and not as an arbitrator and the Arbitration (Northern Ireland) Order 1996 shall not apply) in making any such determination which shall be final and binding on the parties hereto (in the absence of manifest error); and

    each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the independent firm of accountants shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

    When the Seller and the Buyer reach (or pursuant to clause 5.5 are deemed to reach) agreement on the Completion Accounts and the Statement or when the Completion Accounts and the Statement are finally determined at any stage in accordance with the procedures set out in this clause 5:

    the Completion Accounts and the Statement as so agreed or determined shall be the Completion Accounts and the Statement for the purposes of this agreement and shall be final and binding on the parties; and

    the Net Asset Value, the Debt, the Cash, the Intra-Group Payables and the Intra-Group Receivables (in each case as at the close of business on the Completion Date) shall be as set out in the Statement.

    Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the Seller shall procure that each member of the Seller's Group shall, and the Buyer shall procure that the Group shall, promptly provide each other, their advisers, and the independent firm of chartered accountants appointed pursuant to clause 5.6 to determine the Completion Accounts and the Statement and the Buyer's Accountants and the Seller's Accountants with all information (in their respective possession or control) relating to the operations of the Seller's Group and/or the Group, as the case may be, including access at all reasonable times to all Seller's Group and Group employees, books and records, and all co-operation and assistance, as may in any such case be reasonably required to:

    enable the production of the Completion Accounts and the Statement; and

    enable any independent firm of chartered accountants appointed pursuant to clause 5.6 to determine the Completion Accounts and the Statement.

The Seller and the Buyer hereby authorise each other, their respective advisers and the independent firm of chartered accountants appointed pursuant to clause 5.6 to take copies of all information which they have agreed to provide under clause 5.6.

    If the Net Asset Value as at Completion, as determined in accordance with this clause 5, is less than the Agreed Net Asset Value and, when aggregated with the UK NAV (the "Aggregated Net Asset Value") is less than L49.9 million, then the Seller shall make a payment to the Buyer (or such member of the Buyer's Group as the Buyer shall determine) (such payment being the "Final Payment"), together with interest on the amount to be paid at the Agreed Rate from time to time from Completion until the date of actual payment, of an amount equal to:

      the difference between the Aggregated Net Asset Value and L49.9 million;

      less the amount (if any) paid or payable by the Seller to CTS UK under the provisions of clause 5.9 of the UK Agreement within five business days of the agreement or determination of the Completion Accounts in accordance with this clause 5. In the event that the Completion Accounts (as defined under the UK Agreement) shall not have been determined, then the Final Payment shall not become payable until the expiry of five business days following the determination of the Completion Accounts (as defined in the UK Agreement). The Final Payment shall be treated as a reduction in the consideration payable under the UK Agreement for the Shares (as defined in the UK Agreement) and shall be paid by means of telegraphic transfer of immediately available funds to the Buyer's Account.

    For the avoidance of doubt, if the Aggregated Net Asset Value at Completion, as determined in accordance with this clause 5 and schedule 2 hereto and the UK Agreement, is more than L49.9 million, the Buyer shall not be required to make any further payment to the Seller in respect of the difference.

  COMPLETION

    Completion shall take place at the registered office of the Seller (or at such other location as the Seller and Buyer shall agree) on the Completion Date.

    On Completion, the Seller shall deliver or shall procure the delivery to the Buyer or the Company:

      certificates representing the Shares, together with appropriate stock powers attached and duly executed;

      resignations of all of the directors of the Companies, other than Beth Peoples as director of CTS Delaware, and resignations of any officers that are not employees of the Companies;

      the common seals, certificates of incorporation and minute books, share certificate books and cheque books of each of the Companies;

      the Tax Deed duly executed by the Seller;

      to the extent not in the possession of the Companies, all books of account or references as to customers and/or suppliers and other records exclusively relating to the CTS Business;

      to the extent not in the possession of the Companies, all Permits and such contracts, deeds or other documents (including assignments of any such licences) which relate exclusively to the CTS Business;

      written confirmation, in the Agreed Form, from the Seller that there are no liabilities whatsoever (actual or contingent) which may be owing from any of the Companies to the Seller's Group except those arising in the ordinary course of trade and the L20 million pounds sterling owed by Galen Inc. to the Seller;

      a copy of the purchase agreement between the Seller and CTS Delaware and the intercompany promissory note made by Galen Inc. in favour of CTS Delaware in connection with the ICTI Restructuring; and

      a copy of the filing to be made by the Buyer upon Completion notifying the North Carolina Board of Pharmacy of the change of control of Galen Inc.

    [intentionally omitted]

    [intentionally omitted]

    The Seller shall procure that at Completion each Company is released from any Encumbrance given or incurred by it which relates in whole or in part to debts or other liabilities or obligations of any person.

    Upon compliance by the Seller with the provisions of clauses 6.2 and 6.5 the Buyer shall deliver to the Seller a counterpart of the Tax Deed duly executed.

    [intentionally omitted]

    If any of the obligations of the Seller or the Buyer are not complied with on Completion whichever of the Buyer or the Seller is not in default of their obligations under this agreement may:

      defer Completion to a date not more than one month after Completion should have taken place but for the said default (and so that the provisions of this clause 6, apart from this clause 6.8(a), shall apply to Completion as so deferred); or

      proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

      terminate this agreement which shall be of no further force and effect except for the provisions of clauses 10-15 (inclusive) and 19-22 (inclusive) hereof which shall remain in full force and effect, by means of a notice to that effect in writing served on the other PROVIDED THAT, in the event such notice is given under this clause 6.8 the same notice shall be deemed to have been given in respect of clause 6.8 of the UK Agreement, and CTS UK hereby agrees with the Seller and the Seller hereby agrees with CTS UK that in the event a notice is given pursuant to clause 6.8 of this agreement, neither of them shall take any action under the UK Agreement or otherwise in order to reach Completion (as defined in the UK Agreement) of the same (in accordance with its terms).

    The parties agree that on or prior to the Completion Date, Galen Inc. shall take the necessary corporate actions to amend its articles of incorporation to change its name from Galen Inc. to a name provided by the Buyer to Seller at least 5 days prior to Completion.

    The Buyer acknowledges and agrees on behalf of itself and each member of the Buyer's Group that nothing in this agreement shall operate as an agreement to transfer any right title or interest in the name or mark "Galen" or in any name or mark which includes the name or mark "Galen" or in any name or mark which consists of or includes or is confusingly similar to the name or mark "Galen" in translational or transliteral form or otherwise (together, the "Galen Marks"), save for any right title or interest in the name or mark "Technigal";

    If any documentation (whether in written form or held by any electronic means) provided or required to be provided to the Buyer pursuant to this clause 6 or otherwise on transfer of the Shares bears any Galen Mark, the Buyer shall be required to procure that no such documentation shall be used in any public manner and, to the extent possible without breaching the terms of this agreement or any requirement of law or regulation and subject to clause 6.13, the Buyer shall procure the destruction of any existing documentation bearing the Galen Marks or any of them, including invoicing and general stationery and similar types of documentation.

    Subject to clause 6.11, the Buyer agrees that for a period of at least six years from Completion it will cause the Companies to retain all documents in their possession at the Completion Date and will provide the Seller with copies of such documents upon the Seller's reasonable request provided that the Seller shall provide to the Buyer for the cost of the same. The Seller agrees that for a period of at least six years from Completion it will retain all documents in its possession at the Completion Date relating to the CTS Business and will provide the Buyer with copies of such documents upon the Buyer's reasonable request provided that the Buyer shall provide to the Seller for the cost of the same. The provisions of clause 10 shall apply to any information provided under this clause if such information or documentation comprises Confidential Information.

    On or as soon as practicable after Completion, the parties shall send out a joint notice in the Agreed Form to all suppliers and customers of the CTS Business advising them of the sale of the Shares.

    Subject to clause 8.21(h), the Buyer agrees that from the Completion Date until 31 July, 2002, employees of ICTI shall be permitted, without charge, to continue to occupy and utilize the CTS Business's premises in Durham, North Carolina (the "Durham Premises") in connection with the ICTI Business in the same manner and to the same extent that such employees currently occupy and utilize such premises. The Seller agrees that it will cause the employees of ICTI to vacate the Durham Premises on or prior to 31 July, 2002 and ensure any that such employees do not (i) cause damage, waste or injury whatsoever affecting the Durham Premises (ordinary wear and tear excepted) and (ii) interfere whatsoever with any business or operations other than the ICTI Business conducted at the Durham Premises. In the event that ICTI or any portion of the ICTI Business is sold, transferred, assigned or otherwise disposed of prior to 31 July, 2002, the Seller agrees that it will require any acquirer of ICTI or any portion of the ICTI Business to agree to the terms of this clause 6.14, and the Buyer agrees that it will provide the benefits of this clause 6.14 to such acquirer.

      Prior to the Completion Date, the Seller shall have used reasonable best efforts to complete (or, if applicable, cause Galen Inc. or one of its U.S. subsidiaries to complete) the actions set forth on schedule 9. To the extent such actions cannot be completed prior to the Completion Date, the Buyer shall cooperate, and shall cause the Companies to cooperate, with the Seller, Galen Inc. and the affected U.S. subsidiaries to effect such actions following the Completion Date. Except to the extent set forth in this agreement, effective on or prior to the Completion Date, employees of ICTI shall cease active participation in all U.S. Benefit Plans.

      Nothing in the foregoing, express or implied, is intended to confer on any person other than Galen Inc. and the parties hereto or any of their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this agreement.

    Buyer and Seller agree to cooperate in connection with and for the purpose of the exercise of outstanding purchase rights by employees of the Seller's Group at the end of the final accumulation period ending June 30, 2002 under the Employee Stock Purchase Plan referred to in schedule 9.

  FUTURE TRADING AND TRADE ENQUIRIES

  Following Completion, the Seller shall and shall procure that any member of the Seller's Group shall as soon as possible refer to the Buyer all enquiries relating to the CTS Business for so long as the provisions of clause 9 of this agreement are in effect.

  WARRANTIES AND INDEMNITIES

    The Buyer hereby warrants that:

      it has all requisite individual and corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and it has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters (including each Transaction Document) contemplated thereby; and

      subject to the terms of the Bank Facility Letter, a copy of which has been provided to the Seller, and to the satisfaction of the conditions precedent thereunder the Buyer has available funding in order to complete the purchase of the Shares by the Completion Date being no later than 30 June 2002 (or such later date as shall be agreed in writing between the parties).

    In consideration of the Buyer agreeing to purchase the Shares on the terms contained in this agreement, the Seller hereby in relation to each Company, warrants to the Buyer that, save in relation to the Resolution upon which this agreement is conditional, it has all requisite individual and corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and it has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters (including each Transaction Document) contemplated thereby, and it warrants to the Buyer in the terms of the Warranties set out in schedule 3 to this agreement.

    Where any of the Warranties are made or given "so far as the Seller is aware" or "to the best of the Seller's knowledge" such Warranty shall be deemed to have been given to the best of the knowledge, information and belief of the Seller after making due and careful enquiries of Mr. Geoffrey Elliott, Mr. Robert Whiteford, Mr. John King, Mr. Roger Boissonneault, Mr. Richard McCann, Mr. Anthony Bruno, Ms. Izumi Hara, Mr Michael Bacon, Mrs Tina Lawson, Mr. Peter Sandford, Mr. Gary Gilliland, Mr. Robert Dunlop, Mr. Philip Diamond, Ms. Celine Bradley and Mr. Martin Lamb and, in relation only to matters relating to regulatory licensing of the CTS Business, Ms. Patricia McKee, and in relation to matters concerning Taxation, the Seller's Accountants only and without any of them having made enquiry of any other person.

    The Seller acknowledges that the Buyer has entered into this agreement upon the basis of and in reliance upon the Warranties.

    Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties. Only those warranties set out in paragraph 11 of schedule 3 of this agreement shall be given in relation to any Environmental Matters and no other warranties given under this agreement shall be construed in such a manner as would enable the Buyer to make such a claim otherwise.

    Notwithstanding anything to the contrary contained herein and save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the covenants to be performed by the Seller prior to Completion or the Warranties contained in schedule 3 or the Tax Deed (to the extent that claims thereunder are subject to the terms of this clause 8) and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out details of the relevant claim (including the grounds on which such claim is based and an estimated amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer promptly after it becomes likely that a claim will be made, and in any event:

        in the case of a claim under the Warranties (other than the Tax Warranties) contained in schedule 3 by not later than 5.00 p.m. Greenwich Mean Time on the date which is eighteen months from the Completion Date; and

        in the case of a claim under the Tax Warranties or the Tax Deed by not later than 5.00 p.m. Greenwich Mean Time on the seventh anniversary of the date hereof,

        and the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Seller within six months of the date of such written notice); or

          if legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within six months of the date of such written notice; or

          in the event that the Seller shall make in respect thereof a request to the Buyer to make recovery in the circumstances referred to in clause 8.14(b) and clause 8.15 and if legal proceedings have not been instituted by the Buyer in respect of such claim by the due service of process on the Seller within six months of the date on which judgment is given by a court of competent jurisdiction in respect of such third party proceedings as shall have been instituted by the Buyer pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Seller or on which the Seller and the Buyer agree that proceedings or other action against the third party shall be abandoned.

    For the purpose of this clause 8.6 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

    Save in the case of fraud or fraudulent concealment, the Seller shall be under no liability in respect of any claim under the Warranties contained in schedule 3 unless and until the liability in respect of that claim when aggregated with (a) the liability of the Seller in respect of all other such claims made under this agreement (save for those claims for which liability is excluded under clause 8.8 below) solely in respect of any loss suffered in respect of the Group and (b) all other claims under the warranties contained in schedule 3 of the UK Agreement (save for those claims for which liability is excluded under clause 8.8 of the UK Agreement), shall exceed one million three hundred thousand pounds sterling (L1,300,000) at which time the Seller shall be liable for the full amount of the claim not merely the excess over that sum.

    Save in the case of fraud or fraudulent concealment, the Seller shall be under no liability in respect of any claim under the Warranties where the liability of the Seller in respect of that claim would (but for this clause) have been less than five thousand pounds sterling (L5,000) and such claim shall be disregarded in determining the aggregate value of claims pursuant to the provisions of clause 8.7.

    Save in the case of fraud or fraudulent concealment, each of the parties to this agreement confirm and agree that the aggregate liability of the Seller in respect of all claims under this agreement, the UK Agreement, the Tax Deed and the UK Tax Deed shall not in any circumstances exceed the sum of one hundred and thirty million pounds sterling (L130,000,000) or such lesser amount of consideration as shall be received in aggregate by the Seller pursuant to clauses 2 or 5 hereof and of the UK Agreement. The Seller, the Buyer and CTS UK hereby agree by way of variation of the UK Agreement that the amount of any claims made under this agreement shall immediately reduce the aggregate amount for which the Seller may be liable under the UK Agreement, as set forth in clause 8.9 of the UK Agreement, by the same amount and vice versa. The provisions of this clause 8.9 shall take precedent of the provisions of the UK Agreement in this respect.

    The Seller shall be under no liability in respect of any claim under the Warranties if the facts or circumstances giving rise thereto have been fairly disclosed prior to the entering into of this agreement or are otherwise known to the Managers, the Buyer or any employees, officers or directors of the Buyer at the date hereof. For the purposes of this clause "fairly disclosed" shall mean disclosed in the Disclosure Letter in such a manner and in such detail as to enable the Buyer to make a reasonably well informed assessment of the matter.

    No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under:

      the Warranties and the indemnities contained in this agreement to the extent that the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion of the Buyer's Group or which would not have arisen but for any claim, election or surrender or disclaimer relating to Taxation made or omitted to be made or notice or consent given or omitted to be given by the Buyer's Group under the provisions of any statutes relating to Taxation the making, giving or doing of which was assumed in computing the Taxation liabilities of the Seller's Group for the purposes of the Accounts;

      the Warranties to the extent that the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

        any change in the accounting principles or practices of the Buyer's Group introduced or having effect after the date of Completion unless the same is introduced to bring the accounting practices and principles into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the CTS Business; or

        any increase in the rates of Taxation made after Completion and which affects matters occurring prior thereto; or

        any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts or United States federal or state courts, by the Inland Revenue or Internal Revenue Service or by any other fiscal, monetary or regulatory authority or the equivalent laws, regulations or authorities in any jurisdiction in which the Companies operate or in each case occurring after Completion and which affects matters occurring prior thereto; or

      this agreement to the extent that the loss or damage giving rise to the claim is actually recovered by the Buyer's Group under any policy of insurance; or

      the Warranties to the extent that the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation of trading after Completion of either Company or any part thereof; or

      this agreement to the extent that the facts or circumstances giving rise to a claim also give rise to a claim under the Tax Deed, UK Agreement or the UK Tax Deed and the Seller shall have satisfied such claim under the terms of such documents; or

      clause 8.21 of this agreement to the extent that the facts or circumstances giving rise to the claim also give rise to a claim under the Warranties and the Seller shall have satisfied such claim; or

      the Warranties to the extent that the facts or circumstances giving rise to the claim also give rise to a claim under clause 8.21 of this agreement and the Seller shall have satisfied such claim.

    In assessing any liabilities, damages or other amounts recoverable by the Buyer as a result of any claim under the Warranties there shall be taken into account any benefit which actually accrues to the Buyer's Group arising out of the same subject matter or circumstances giving rise to the claim under the Warranties including, without prejudice to the generality of the foregoing, any amount of any relief for Taxation actually obtained by the Buyer's Group and any amount by which any Taxation for which the Buyer's Group is or may be liable to be assessed or accountable is actually reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

    No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter having served written notice thereof to the Seller in accordance with this clause 8, such matter shall not have been remedied or such remediation shall not have substantially commenced to the reasonable satisfaction of the Buyer within that period of 30 days following the date of service of such notice.

    Clause 8.15 shall apply in circumstances where, subject to the notice provisions set out in clause 8.6:

      any claim is made against the Buyer's Group which may give rise to a claim by the Buyer against the Seller under the Warranties; or

      the Buyer's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the Warranties; or

      the Seller shall have paid to the Buyer an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Buyer's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

    In the circumstances provided in clause 8.14 and in the event of a claim being made pursuant to clause 8.21, the Buyer shall and shall procure that the Buyer's Group shall:

      subject to receiving an undertaking from the Seller in respect of all costs reasonably and properly incurred thereby by the Buyer's Group, promptly and diligently take all such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller (such approval not to be unreasonably withheld or delayed) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer's Group as is referred to in clause 8.14(a) or clause 8.21 or to make such recovery by the Buyer's Group as is referred to in clause 8.14(b) or clause 8.14(c), as the case may be;

      not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

      in the case of clause 8.14(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less in each case any costs incurred by the Buyer's Group in so recovering or any Taxation incurred by the Buyer's Group on the amount received.

    The Buyer shall covenant but not as a condition precedent to liability on the part of the Seller as soon as practicable to:

      inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer's Group whereby it appears that the Seller is or is likely to be liable to make any payment in respect of any claim under the Warranties or clause 8.21 or whereby it appears the Buyer's Group shall become or is likely to become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

      thereafter keep the Seller informed of all material developments in relation thereto; and

      provide at the cost of the Seller all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request and which the Buyer may lawfully provide in connection therewith and also in connection with any proceedings instituted by or against the Buyer's Group under clause 8.15.

    No liability in respect of any claim for Taxation under the Warranties shall become payable:

      in the case of a claim for Taxation involving an actual payment of tax or the loss or set off of a relief against Taxation, prior to the date which is five business days before the date on which a payment of Taxation becomes actually due and payable under or in consequence of the claim for Taxation in question; or

      in the case of a claim for Taxation involving the loss of or reduction of a right to repayment of Taxation, five business days prior to the day on which any repayment or increased repayment of Taxation which, but for such claim for Taxation, would have been available would have been due.

    In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

    The Buyer hereby warrants and confirms that having made due and careful enquiry (which shall include due and careful enquiry of the Managers) at the date hereof, it has not already formulated and is not aware of any claim it may have against the Seller under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Buyer of any rights which it may have under this agreement in respect of any breach of Warranty arising from information subsequently in the Buyer's possession which may in the future form a basis of a claim under the Warranties or the Tax Deed.

    The Buyer undertakes to take or procure the taking of all such reasonable steps and action as are necessary or as the Seller may reasonably require in order to mitigate any claim under the Warranties and the Buyer's Group shall act in accordance with such request subject to the Buyer being indemnified by the Seller against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

    Subject to the provisions of clause 8.22, in consideration of the Buyer entering into the sale and purchase of the Shares, the Seller agrees with the Buyer that it shall indemnify and keep indemnified the Buyer and each member of the Buyer's Group against all losses, claims, expenses and damages including legal and other professional fees and expenses reasonably and properly incurred arising following Completion in respect of:

      the race discrimination claim brought by Demetrius Hagins against Galen Inc. (Equal Employment Opportunity Commission Charge No: 140A12077);

      the race discrimination claim brought by DeJuana Hall against Galen Inc. (Equal Employment Opportunity Commission - Charge No: 14DA10177);

      fines, penalties or other governmental fees arising out of any failure by the Company to comply with applicable U.S. immigration laws pertaining to Julie Shannon, to the extent that such fines, penalties or other governmental fees exceed five thousand pounds sterling (L5,000);

      the assumption of the benefit and burden by the Buyer of any Open Contracts to the extent that any such loss, claim, expense or damage arises from any claim made by contracting parties as a consequence of any error or omission on the part of the Company or any claims by such contracting parties under the indemnity provisions contained within any Open Contracts in any such case in connection with the performance of those contracts in the period prior to the date of this agreement and to the extent that any of the Companies have not received any payment under any such Open Contracts at the date of this agreement, any such payment received by either of the Companies in this respect following the date of this agreement shall be deducted from the amount of any claim under this clause 8.21(d).

      the ICTI Restructuring, other than liabilities arising as a result of the Buyer's failure to comply with its covenants under this agreement;

      any employees of ICTI on the payroll of Galen Inc. prior to Completion and other former employees of Galen Inc. whose employment was transferred prior to Completion to other members of the Seller's Group in connection with the ICTI Restructuring;

      Galen Inc.'s obligation to pay the earn-out payments described in Section 2.3(c) of the Purchase Agreement dated as of June 30, 2000 between Galen Inc. and Duke University (the "Purchase Agreement"); provided, that the Buyer shall make, or shall procure the making of, all calculations relating to such earn-out payments in a manner consistent with the Company's past practice in making such calculations and in accordance with the terms of the Purchase Agreement, and upon the Seller's request the Buyer shall provide the Seller with reasonable access to the books and records of the Company and such other information regarding such calculations as the Seller may reasonably request; and

      the occupation by ICTI and/or the ICTI Business and any ICTI employees (and any successors, assigns, agents, officers or directors of ICTI or the ICTI Business) of the Durham Premises from the Completion Date through the earlier of (a) 31 July 2002 and (b) the date upon which the ICTI Business or the ICTI Employees cease to occupy the Durham Premises, including, without limitation, (i) any breach of the lease of the Durham Premises arising out of such occupation, (ii) any operations, conduct or contractual agreements of ICTI or the ICTI Business at or relating to the Durham Premises, (iii) any damage, waste or injury whatsoever affecting the Durham Premises (ordinary wear and tear excepted) and (iv) any interference whatsoever with any business or operations other than the ICTI Business conducted at the Durham Premises; provided, however, that the Seller shall have no liability whatsoever in connection with this clause 8.21(h)(i) in the event that the Buyer, the Companies or any of their respective affiliates, employees, directors, agents or representatives directly or indirectly notifies the landlord of the Durham Premises (or his employees, agents, representatives, successors or assigns), or causes such landlord (or his employees, agents, representatives, successors or assigns) to be notified of the presence of the ICTI Business or ICTI employees at the Durham Premises.

    (a) The Buyer:

        shall seek, where possible, to mitigate any loss, damage or liability in relation to a claim which is made against the Seller pursuant to clause 8.21; and

        shall not make (and shall procure that no member of the Buyer's Group will make) any admission of liability, agreement, settlement or compromise with any third party in relation to the subject of the matters referred to at clause 8.21 without the prior written consent of the Seller.

      No claim shall be brought against the Seller under clause 8.21(d) unless the Buyer shall have given written notice to the Seller of such claim giving such reasonable details as are then available on or before the date falling three years after the date of the Completion Date.

    For the avoidance of doubt, the terms of clause 8.21 shall not be subject to any of the foregoing provisions of this clause 8 save for clause 8.9, 8.11 (a) and (c) and 8.22 and the parties hereby agree that clause 8.21 of the UK Agreement shall be subject to the provisions of clause 8.9 of the UK Agreement as varied by this Agreement.

    Notwithstanding anything to the contrary in the foregoing, each of the Buyer and CTS UK agrees that the Seller shall have no greater liability than it would have had (a) had the sale of Shares and the shares in Gaelta been subject to one agreement rather than two separate agreements and (b) had there been the use of one tax deed rather than two separate tax deeds.

  PROTECTION OF GOODWILL

    In consideration of the Buyer entering into the sale and purchase of the Shares, the Seller agrees with the Buyer that it will not, whether on its own account, or by any of its subsidiary undertakings or through any of their respective employees or agents or through any other person, firm or company either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

      for a period of three years from the Completion Date, provide services to or be employed or otherwise engaged or interested in any business which is engaged in the provision or supply of Restricted Services (or any of them) in the Restricted Territory which competes with the CTS Business. Both parties agree that the carrying on of the ICTI Business by the Seller or any member of the Seller's Group at any time after Completion shall not be in contravention of this undertaking;

      for a period of three years from the Completion Date, solicit or canvass away from the Buyer any person, firm or company or other organisation (which was a customer or supplier of any of the Companies in respect of the CTS Business at any time during the twelve month period prior to Completion only for the provision of Restricted Services (or any of them));

      for a period of two years from the Completion Date, solicit or entice away or endeavour to solicit or entice away from the Buyer any senior manager, director, project manager or sales staff (excluding support staff) and any key employee who would be treated as a "relevant employee" for the purposes of the Model Code contained in the Listing Rules, employed or retained by any of the Companies in relation to the CTS Business on Completion, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Buyer PROVIDED THAT this restriction will not apply to any advertisements for recruitment made available generally through any recruitment agency or advertisement available to the public;

      use any trade or domain name (including but not limited to the expressions "CTS" or "Technigal") or e-mail address used by the Group at any time during the two months immediately preceding the date of this agreement solely in relation to the CTS Business or any other name intended or likely to be confused with any such trade or domain name or e-mail address; or

      for a period of three years following the Completion date, use in the course of its business either of the domain names galenservices.com or galen-services.com as the universal resource locator of any web site accessible on the internet.

    Nothing in this clause 9 shall prevent or restrict any member of the Seller's Group from doing the following if they would otherwise be prohibited by this clause 9:-

      holding, or being interested in, up to but not exceeding 15 per cent. of the issued share or loan capital of any company (or any amount of such issued share or loan capital carrying in aggregate up to but not exceeding 15 per cent. of the votes which could be cast at a general meeting of such company) including without limitation a listed company; or

      acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 9.1 (the "Competitive Operations"), as part of a larger acquisition or series of related acquisitions PROVIDED THAT the relevant member of the Seller's Group shall within the following twelve months use their best endeavours to sell the Competitive Operations as soon as is reasonably practicable following such acquisition (which shall, without limitation, include inviting the Buyer to make a competitive bid for the sale of the Competitive Operations) save that the relevant member of the Seller's Group shall not be obliged to sell the Competitive Operations if those Competitive Operations comprise a minor part of the business or business of such company, group of companies or businesses acquired or in which the Seller's Group has acquired an interest. For the purpose of this clause 9.2(b), "minor part" of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed the lower of ten per cent of the gross turnover per annum or L5 million gross turnover per annum of the Company, group of companies or business acquired.

    The Seller agrees with the Buyer that it will not at any time after Completion, whether by itself or through any other member of the Seller's Group, whether directly or indirectly, in the course of carrying on its business, claim or represent any continuing association with the Buyer in respect of the CTS Business for the purpose of obtaining or retaining any business or custom.

    The Seller agrees with the Buyer that the restrictions contained in this clause 9 are considered reasonable and necessary for the protection of value of the CTS Business (in particular the goodwill of the CTS Business) by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the business of the Group and all other relevant matters, the provisions of this clause 9 are considered reasonably necessary for the protection of the interests of the Buyer, and the restrictive covenants do not go beyond what is reasonably necessary to protect the legitimate business interests of the Buyer.

    In the event that any restriction in this clause 9 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period of restriction being excessive, such period as shall be held by a court of competent jurisdiction to be reasonable shall be able to be substituted for the period herein in order to make the restriction binding on the relevant parties.

    Each undertaking contained in this clause 9 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 9 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Seller and its subsidiary undertakings.

  CONFIDENTIAL INFORMATION

    In consideration of the mutual promises contained in this agreement each party undertakes to the other that they shall:-

      not, and shall procure that none of their connected persons or any director, officer or employee or adviser or agent shall use or disclose to any person Confidential Information; and

      use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person other than by members of their respective Group.

    Clause 10.1 does not apply to:

      disclosure of Confidential Information to or at the written request of the other party;

      use or disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or the London Stock Exchange, the UK Listing Authority, Nasdaq National Market or any other exchange on which securities of the Seller are listed; or

      Confidential Information which is in the public domain other than by a breach by either party of clause 10.1.

  ANNOUNCEMENTS, ETC.

    No party shall disclose the making of this agreement nor its content (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is to its professional advisers or required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body or other applicable stock exchange Provided that this clause 11.1 does not apply to announcements, communications or circulars made or sent by either party after Completion to customers, clients or suppliers of the Group to the extent that it informs them of the Buyer's acquisition of the Shares or to any announcements containing only information which has become generally available.

    The restrictions contained in clause 11 shall apply without limit of time and whether or not this agreement is terminated.

  ASSIGNMENT

  This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement except that following Completion the Buyer may assign the benefit of all its obligations and benefits arising hereunder to any member of the Buyer's Group PROVIDED THAT such assignee shall remain within the Buyer's Group. In the event that such assignee ceases to be a member of the Buyer's Group such assignment shall be voidable and the relevant party shall procure that the assignee shall assign in full any and all benefits to the Buyer or another member of the Buyer's Group.

  COSTS

  Unless expressly otherwise provided in this agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares, the preparation and negotiation of this agreement and any transaction contemplated hereunder.

  ENTIRE AGREEMENT

    Each party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that save as otherwise agreed in writing by the parties:

      this agreement together with any other documents referred to in this agreement, including the UK Agreement (together the "Transaction Documents"), constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

      neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

      the only remedies available to it, save as otherwise agreed hereunder (including the provisions of clause 8.21 of this agreement) and in the Transaction Documents, in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, (neither it nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

    PROVIDED THAT the provisions of this clause 14 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

    For the avoidance of doubt, where there is any conflict between rights and obligations of each of the parties under the provisions of this agreement and the rights and obligations of each of the Seller and CTS UK under the provisions of the UK Agreement, the provisions of this agreement shall take precedence.

  WAIVER, AMENDMENT

    A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

    No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

    No variation to this agreement shall be effective unless made in writing and signed by all the parties.

  FURTHER ASSURANCE

    At any time after Completion, the Seller shall execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer the full legal and beneficial interest in the Shares.

    The terms of this agreement shall insofar as they are not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

  NOTICES

    Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post (air mail if posted to or from a place outside the United Kingdom):

    In the case of the Buyer to:

    Almac Sciences Limited

    Units 7 - 9

    Seagoe Industrial Estate

    Craigavon

    Co. Armagh

    Northern Ireland

    Fax: 02838 350729

    Attention: Dr. Allen J. McClay

In the case of the Seller to both of: Galen Holdings PLC Seagoe Industrial Estate Craigavon Co. Armagh Northern Ireland BT63 5UA Fax: 02838 331500 Attention: Company Secretary	Galen Holdings PLC 100 Enterprise Drive Rockaway New Jersey 07866 USA Fax: + 973 442 3316 Attention: Company Secretary

    and shall be deemed to have been duly given or made as follows:

    (a) if personally delivered, upon delivery at the address of the relevant party;

    (b) if sent by first class post in the UK or international courier service specifying a 48 hour delivery time (or less), two business days after the date of despatch;

    (c) if sent by air mail, five business days after the date of posting; and

    (d) if sent by fax, when despatched;

    provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. (local time in the jurisdiction in which such communication was despatched) on a business day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. (local time) on the next business day.

    Any party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.1 provided that such notification shall only be effective on:

  (a) the date specified in the notification as the date on which the change is to take place; or

  (b) if no date is specified or the date specified is less than five days after the date on which notice is given, the date falling five days after notice of any such change has been given.

  COUNTERPARTS

  This agreement may be executed in counterpart which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties.

  GOVERNING LAW AND JURISDICTION

    This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

    Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

    Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 19 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

    Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

  (a) the Seller to its registered office (marked for the attention of the Company Secretary); and

  (b) the Buyer to the registered office of Almac Sciences Limited (marked for the attention of Dr. Allen J. McClay)

  or such other person and address in the United Kingdom as the Seller shall notify the Buyer in writing or vice versa from time to time.

  INVALIDITY

  If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

      the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

  THIRD PARTY RIGHTS

  The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

  GENERAL

    The parties have participated jointly in the negotiation and drafting of this agreement. In the event an ambiguity or question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this agreement.

    [Intentionally omitted].

    [Intentionally omitted].

  IN WITNESS whereof this agreement has been executed on the date first above written.

EXECUTED AND DELIVERED as a DEED by for and on behalf of GALEN HOLDINGS PLC	)) ) ))	Director: /s/ Director/Secretary: /s/

EXECUTED AND DELIVERED as a DEED by for and on behalf of CLINICAL TRIAL SERVICES (US) Inc	)))))	Director: /s/ Director/Secretary: /s/

EXECUTED AND DELIVERED as a DEED by for and on behalf of CLINICAL TRIAL SERVICES LIMITED	)))))	Director: /s/ Director/Secretary: /s/